Exhibit 5.1

[Adorno & Yoss, P.A. Letterhead]

July 30, 2003

GlobeTel Communications Corp.

444 Brickell Avenue, Suite 522

Miami, Florida 33131

Re:	Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to GlobeTel Communications Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to 21,000,000 shares of the Company’s Common Stock, par value $.0001 per share (the “Common Stock”), that are reserved for issuance pursuant to the GlobeTel Communications Corp. 2003 Employee Benefit Plan, as amended (the “Plan”).

In connection with this opinion, we have reviewed the filings of the Company incorporated by reference in the Registration Statement, and have determined that the Company is current in its reporting requirements under the Securities Exchange Act of 1934, as amended.

Based on the foregoing and assuming that the Company maintains an adequate number of authorized but unissued shares and /or treasury shares of Common Stock available for issuance under the Plan, and assuming that the consideration for the shares of Common Stock issued is actually received by the Company as provided under the Plan, we are of the opinion that the shares of Common Stock issued pursuant to the Plan will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Sincerely,

/s/ ADORNO & YOSS, P.A.

ADORNO & YOSS, P.A.

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